NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Energy, Inc. Reports Second Quarter 2014 Results and Announces Increase in Quarterly Cash Dividend

Schedules conference call for August 8, 2014 at 11:30 a.m. Eastern
DALLAS, TEXAS, August 7, 2014 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the second quarter of 2014. Net loss available to stockholders for the second quarter of 2014 was $(7.5) million, or $(0.11) per share, compared to net income available to stockholders of $11.5 million, or $0.17 per share, for the same period last year. Excluding special items, Alon recorded net loss available to stockholders of $(3.4) million, or $(0.05) per share, for the second quarter of 2014, compared to net income available to stockholders of $17.2 million, or $0.27 per share, for the same period last year.
Net loss available to stockholders for the first half of 2014 was $(6.7) million, or $(0.10) per share, compared to net income available to stockholders of $65.7 million, or $1.03 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $0.5 million, or $0.01 per share, for the first half of 2014, compared to net income available to stockholders of $71.4 million, or $1.12 per share, for the same period last year.
Alon also announced today that its Board of Directors has approved an increase in its regular quarterly cash dividend of $0.06 per share to $0.10 per share, or from $0.24 per share to $0.40 per share per annum. The dividend of $0.10 per share is payable on September 22, 2014 to stockholders of record at the close of business on September 8, 2014.
Paul Eisman, CEO and President, commented, “Our results in the second quarter were largely impacted by the planned major turnaround at the Big Spring refinery, which resulted in reduced throughput rates in the quarter. However, this was partially offset by excellent operational performance at Krotz Springs, which achieved record quarterly throughput of almost 76,000 barrels per day and generated a refinery operating margin of $8.89 per barrel with operating expenses of $3.70 per barrel. We remain optimistic for the future performance of Krotz Springs as growing local crude production and additional pipeline capacity increases light-sweet crude supplies on the Gulf Coast resulting in wider discounts in LLS crude relative to Brent crude.
“During the second quarter we completed the planned major turnaround and the vacuum tower revamp project at the Big Spring refinery. The completion of the turnaround and the vacuum tower revamp project allows us to increase the refinery’s crude throughput by 3,000 barrels per day to 73,000 barrels per day. The distillate recovery and energy savings resulting from the vacuum tower revamp project have exceeded expectations with distillate yield increasing by 3,000 barrels per day. This will drive an improvement in our margin capture rate going forward.
“The turnaround was challenging given its very significant scope. The turnaround duration was impacted by difficult weather conditions and a longer than expected maintenance period particularly in the FCC. This resulted in lower throughput than planned in the second quarter. However, we were very pleased with the good safety performance of our people and our contractors during the turnaround. We’ve also been encouraged by the operating performance of the Big Spring refinery since the turnaround.

“We expect total throughput at the Big Spring refinery for the third and fourth quarters to be 74,000 barrels per day and 75,000 barrels per day, respectively. At the Krotz Springs refinery we expect total throughput for the third and fourth quarters to be 75,000 barrels per day and 76,000 barrels per day, respectively. The profitability of both Big Spring and Krotz Springs should be supported in the third quarter by widening differentials for Midland-priced crude oil. Midland-priced crudes traded at attractive discounts to WTI Cushing in June and July, which will positively affect the cost of crude and refinery operating margins at our Big Spring and Krotz Springs refineries in the third quarter. The WTI Cushing to WTI Midland differentials that will favorably affect the cost of crude for July and August averaged $8.59 per barrel.
“In July we redeemed in full the remaining principal balance of $35.6 million on our Krotz Springs senior secured notes due October 2014.”
SECOND QUARTER 2014
Special items reduced earnings by $4.1 million for the second quarter of 2014 primarily as a result of after-tax losses of $3.6 million associated with unrealized losses on commodity swaps and $0.5 million of costs associated with the May redemption of our Krotz Springs senior secured notes. Special items reduced earnings by $5.7 million for the second quarter of 2013 which primarily included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million, partially offset by $5.9 million associated with gains recognized on disposition of assets.
The combined refinery average throughput for the second quarter of 2014 was 114,869 barrels per day (“bpd”), consisting of 38,994 bpd at the Big Spring refinery and 75,875 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput of 130,928 bpd for the second quarter of 2013, consisting of 72,124 bpd at the Big Spring refinery and 58,804 bpd at the Krotz Springs refinery. The lower throughput at our Big Spring refinery during the second quarter of 2014 was due to our planned turnaround that was completed in June 2014. During the second quarter of 2013, the Krotz Springs refinery was impacted by the unplanned shut down and repair of the reformer unit for approximately one month.
Refinery operating margin at the Big Spring refinery was $17.04 per barrel for the second quarter of 2014 compared to $14.99 per barrel for the same period in 2013. This increase in operating margin was primarily due to a widening of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread, partially offset by a lower Gulf Coast 3/2/1 crack spread. Also impacting the Big Spring refinery operating margin during the second quarter of 2014 were RINs credits of $0.8 million, generated as a result of reduced production during the planned turnaround at our refinery, compared to RINs costs of $8.0 million for the same period in 2013.
Refinery operating margin at the Krotz Springs refinery was $8.89 per barrel for the second quarter of 2014 compared to $1.97 per barrel for the same period in 2013. This increase was primarily due to a higher Gulf Coast 2/1/1 high sulfur diesel crack spread and a widening WTI Cushing to WTI Midland spread, partially offset by a narrowing LLS to WTI Cushing spread. The Krotz Springs refinery operating margin was also impacted during the second quarter of 2014 by $5.5 million of costs associated with RINs obligations. The Krotz Springs refinery received an exemption from the RFS2 requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread was $16.42 per barrel for the second quarter of 2014 compared to $21.17 per barrel for the same period in 2013, which was primarily influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for the second quarter of 2014 was $7.56 per barrel compared to $12.51 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $12.47 per barrel for the second quarter of 2014 compared to $4.15 per barrel for the same period in 2013, which was primarily influenced by an increase in the Brent to LLS spread. The average Brent to LLS spread for the second quarter of 2014 was $4.67 per barrel compared to $(2.56) per barrel for the same period in 2013.
The average WTI Cushing to WTS spread for the second quarter of 2014 was $7.88 per barrel compared to $0.36 per barrel for the same period in 2013. The average WTI Cushing to WTI Midland spread for the second quarter of 2014 was $8.37 per barrel compared to $0.14 per barrel for the same period in 2013. The average LLS to WTI Cushing spread for the second quarter of 2014 was $2.89 per barrel compared to $15.07 per barrel for the same period in 2013.
Asphalt margins for the second quarter of 2014 were $67.64 per ton compared to $83.27 per ton for the same period in 2013. On a cash basis (i.e., excluding inventory effects), asphalt margins in the second quarter of 2014 were $55.45 per ton compared to $90.06 per ton in the second quarter of 2013. This decrease was primarily due to lower asphalt sales prices during the second quarter of 2014 compared to the second quarter of 2013. The average blended asphalt sales price decreased 4.6% to $564.75 per ton in the second quarter of 2014 from $591.81 per ton in the second quarter of 2013, and the average non-blended asphalt sales price decreased 21.6% to $302.75 per ton in the second quarter of 2014 from $386.40 per ton in the second quarter of 2013.
Retail fuel sales volume increased by 2.7% to 48.8 million gallons in the second quarter of 2014 from 47.5 million gallons in the second quarter of 2013.

YEAR-TO-DATE 2014
Special items reduced earnings by $7.2 million for the first half of 2014 primarily as a result of after-tax losses of $8.7 million associated with unrealized losses on commodity swaps and $0.5 million of costs associated with the May redemption of our Krotz Springs senior secured notes, partially offset by $1.9 million associated with gains recognized on disposition of assets. Special items decreased earnings by $5.7 million for the first half of 2013 which primarily included after-tax costs for an unplanned reformer shutdown and repair of $11.6 million, offset by $6.0 million associated with gains recognized on disposition of assets.
The combined refinery average throughput for the first half of 2014 averaged 125,059 bpd, consisting of 56,050 bpd at the Big Spring refinery and 69,009 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput of 124,457 bpd for the first half of 2013, consisting of 65,835 bpd at the Big Spring refinery and 58,622 bpd at the Krotz Springs refinery. The lower throughput at the Big Spring refinery was primarily due to the planned turnaround during the second quarter of 2014. During the first half of 2013, the Krotz Springs refinery was impacted by the unplanned shut down and repair of the reformer unit for approximately one month.
Refinery operating margin at the Big Spring refinery was $15.56 per barrel for the first half of 2014 compared to $21.18 per barrel for the same period in 2013. This decrease in operating margin was primarily due to a lower Gulf Coast 3/2/1 crack spread, partially offset by a widening WTI Cushing to WTI Midland spread. Also impacting refinery operating margin for the first half of 2014 was $2.2 million of costs associated with the purchase of RINs needed to satisfy our obligation to blend biofuels into the products we produce, compared to $8.0 million for the same period in 2013.
Refinery operating margin at the Krotz Springs refinery was $8.22 per barrel for the first half of 2014 compared to $7.51 per barrel for the same period in 2013. This increase is mainly due to higher Gulf Coast 2/1/1 high sulfur diesel crack spreads and a widening WTI Cushing to WTI Midland spread, partially offset by a narrowing LLS to WTI Cushing spread. Also impacting refinery operating margin for the first half of 2014 was $10.6 million of costs associated with the purchase of RINs needed to satisfy our obligation to blend biofuels into the products we produce. The Krotz Springs refinery received an exemption from the RFS2 requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread for the first half of 2014 was $16.61 per barrel compared to $24.76 per barrel for the same period in 2013, which was primarily influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for the first half of 2014 was $10.25 per barrel compared to $16.98 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the first half of 2014 was $11.62 per barrel compared to $6.16 per barrel for the same period in 2013, which was primarily influenced by an increase in the Brent to LLS spread. The average Brent to LLS spread for the first half of 2014 was $5.81 per barrel compared to $(0.65) per barrel for the same period in 2013.
The average WTI Cushing to WTI Midland spread for the first half of 2014 was $5.96 per barrel compared to $3.91 per barrel for the same period in 2013. The average LLS to WTI Cushing spread for the first half of 2014 was $4.42 per barrel compared to $17.63 per barrel for the same period in 2013.
Asphalt margins for the first half of 2014 were $72.67 per ton compared to $73.74 per ton for same period in 2013. On a cash basis (i.e. excluding inventory effects), asphalt margins in the first half of 2014 were $69.48 per ton compared to $77.81 per ton in the first half of 2013. This decrease is primarily due to lower asphalt sales prices during the first half of 2014. The average blended asphalt sales price decreased 2.2% from $570.28 per ton in the first half of 2013 to $557.86 per ton in the first half of 2014 and the average non-blended asphalt sales price decreased 3.5% from $389.59 per ton in the first half of 2013 to $375.85 per ton in the first half of 2014.
Retail fuel sales volume increased by 2.6% from 91.9 million gallons in the first half of 2013 to 94.3 million gallons in the first half of 2014.
CONFERENCE CALL
Alon has scheduled a conference call for Friday, August 8, 2014, at 11:30 a.m. Eastern Time (10:30 a.m. Central Time), to discuss the second quarter 2014 results. To access the call, please dial 888-427-9419, or 719-325-2144 for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also listen to the conference live on the Alon investor relations website, http://ir.alonusa.com. A telephonic replay of the conference call will be available through August 22, 2014, and may be accessed by calling 888-203-1112, or 719-457-0820 for international callers, and using the passcode 8791719#. The archived webcast will also be available at http://ir.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 73,000 barrels per day. In addition, Alon directly owns crude oil refineries in Louisiana and California, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2013, IS UNAUDITED)	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,742,883	$1,676,595	$3,426,128	$3,327,791
Operating costs and expenses:
Cost of sales	1,580,447	1,497,712	3,086,992	2,875,969
Direct operating expenses	67,630	71,446	138,308	145,668
Selling, general and administrative expenses (2)	46,333	43,101	85,722	84,842
Depreciation and amortization (3)	29,453	30,798	59,331	61,961
Total operating costs and expenses	1,723,863	1,643,057	3,370,353	3,168,440
Gain (loss) on disposition of assets	(88)	8,494	2,117	8,512
Operating income	18,932	42,032	57,892	167,863
Interest expense	(29,256)	(20,261)	(57,271)	(41,553)
Equity earnings of investees	1,278	2,110	819	1,729
Other income, net	638	46	621	129
Income (loss) before income tax expense	(8,408)	23,927	2,061	128,168
Income tax expense (benefit)	(1,971)	3,985	123	34,575
Net income (loss)	(6,437)	19,942	1,938	93,593
Net income attributable to non-controlling interest	1,080	8,446	8,670	27,913
Net income (loss) available to stockholders	$(7,517)	$11,496	$(6,732)	$65,680
Earnings (loss) per share, basic	$(0.11)	$0.17	$(0.10)	$1.03
Weighted average shares outstanding, basic (in thousands)	68,851	62,614	68,734	62,285
Earnings (loss) per share, diluted	$(0.11)	$0.17	$(0.10)	$0.97
Weighted average shares outstanding, diluted (in thousands)	68,851	68,071	68,734	67,743
Cash dividends per share	$0.06	$0.22	$0.12	$0.26
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$(31,072)	$(31,016)	$31,642	$129,754
Investing activities	(47,403)	1,491	(41,007)	(12,082)
Financing activities	(79,666)	(88,873)	(17,983)	(99,500)
OTHER DATA:
Adjusted net income (loss) available to stockholders (4)	$(3,420)	$17,200	$484	$71,372
Adjusted earnings (loss) per share (4)	$(0.05)	$0.27	$0.01	$1.12
Adjusted EBITDA (5)	$53,293	$66,492	$126,056	$223,170
Capital expenditures (6)	36,495	22,208	54,655	30,622
Capital expenditures for turnarounds and catalysts	11,422	1,408	26,269	6,624

	June 30, 2014	December 31, 2013
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$197,151	$224,499
Working capital	128,827	60,863
Total assets	2,234,107	2,245,140
Total debt	643,710	612,248
Total debt less cash and cash equivalents	446,559	387,749
Total equity	638,807	625,404

REFINING AND MARKETING SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (7)	$1,521,324	$1,443,614	$3,026,242	$2,857,739
Operating costs and expenses:
Cost of sales	1,403,843	1,316,953	2,772,057	2,500,275
Direct operating expenses	57,478	60,347	118,276	124,016
Selling, general and administrative expenses	18,466	14,598	29,000	28,519
Depreciation and amortization	24,713	26,107	50,081	52,612
Total operating costs and expenses	1,504,500	1,418,005	2,969,414	2,705,422
Gain (loss) on disposition of assets	(59)	7,405	(59)	7,405
Operating income	$16,765	$33,014	$56,769	$159,722
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (8)	$17.04	$14.99	$15.56	$21.18
Refinery operating margin – Krotz Springs (8)	8.89	1.97	8.22	7.51
Refinery direct operating expense – Big Spring (9)	7.09	4.16	5.33	4.85
Refinery direct operating expense – Krotz Springs (9)	3.70	4.63	4.09	4.53
Capital expenditures	$31,659	$12,646	$43,855	$18,615
Capital expenditures for turnarounds and catalysts	11,422	1,408	26,269	6,624
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (10)	$16.42	$21.17	$16.61	$24.76
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (10)	$12.47	$4.15	$11.62	$6.16
WTI Cushing crude oil (per barrel)	$103.04	$94.20	$100.86	$94.23
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (11)	$8.37	$0.14	$5.96	$3.91
WTI Cushing less WTS (11)	7.88	0.36	5.79	5.86
LLS less WTI Cushing (11)	2.89	15.07	4.42	17.63
Brent less LLS (11)	4.67	(2.56)	5.81	(0.65)
Brent less WTI Cushing (11)	7.56	12.51	10.25	16.98
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.81	$2.69	$2.73	$2.77
Gulf Coast ultra-low sulfur diesel	2.92	2.86	2.93	2.97
Gulf Coast high sulfur diesel	2.83	2.71	2.83	2.86
Natural gas (per MMBtu)	4.58	4.02	4.65	3.76

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTS crude	12,634	32.4	53,627	74.4	23,927	42.7	49,446	75.1
WTI crude	23,391	60.0	17,180	23.8	29,652	52.9	14,380	21.8
Blendstocks	2,969	7.6	1,317	1.8	2,471	4.4	2,009	3.1
Total refinery throughput (12)	38,994	100.0	72,124	100.0	56,050	100.0	65,835	100.0
Refinery production:
Gasoline	17,484	45.1	35,057	48.7	26,835	48.0	32,436	49.4
Diesel/jet	12,315	31.8	24,748	34.4	18,461	33.0	22,038	33.6
Asphalt	1,660	4.3	4,453	6.2	2,529	4.5	3,909	6.0
Petrochemicals	1,825	4.7	4,628	6.4	3,111	5.5	4,179	6.4
Other	5,483	14.1	3,088	4.3	5,022	9.0	3,029	4.6
Total refinery production (13)	38,767	100.0	71,974	100.0	55,958	100.0	65,591	100.0
Refinery utilization (14)		85.4%		101.2%		95.7%		97.1%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2014		2013		2014		2013
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
WTI crude	29,737	39.2	31,060	52.8	26,904	39.0	28,088	47.9
Gulf Coast sweet crude	46,138	60.8	26,226	44.6	40,953	59.3	28,857	49.2
Blendstocks	—	—	1,518	2.6	1,152	1.7	1,677	2.9
Total refinery throughput (12)	75,875	100.0	58,804	100.0	69,009	100.0	58,622	100.0
Refinery production:
Gasoline	33,909	43.7	22,710	37.9	32,407	46.0	24,800	41.5
Diesel/jet	33,665	43.4	24,267	40.5	29,791	42.3	23,330	39.0
Heavy Oils	1,362	1.8	521	0.9	980	1.4	1,144	1.9
Other	8,616	11.1	12,410	20.7	7,225	10.3	10,559	17.6
Total refinery production (13)	77,552	100.0	59,908	100.0	70,403	100.0	59,833	100.0
Refinery utilization (14)		102.5%		77.4%		91.7%		78.9%

ASPHALT SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (15)	$117,677	$144,191	$213,848	$299,056
Operating costs and expenses:
Cost of sales (15)(16)	107,801	127,953	195,535	273,469
Direct operating expenses	10,152	11,099	20,032	21,652
Selling, general and administrative expenses	2,299	1,555	5,027	3,203
Depreciation and amortization	1,162	1,563	2,362	3,112
Total operating costs and expenses	121,414	142,170	222,956	301,436
Gain (loss) on disposition of assets	(152)	—	2,014	—
Operating income (loss)	$(3,889)	$2,021	$(7,094)	$(2,380)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (17)	142	180	226	310
Non-blended asphalt sales volume (tons in thousands) (18)	4	15	26	37
Blended asphalt sales price per ton (17)	$564.75	$591.81	$557.86	$570.28
Non-blended asphalt sales price per ton (18)	302.75	386.40	375.85	389.59
Asphalt margin per ton (19)	67.64	83.27	72.67	73.74
Capital expenditures	$1,501	$2,599	$3,219	$4,391

RETAIL SEGMENT
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$252,659	$244,833	$473,907	$468,938
Operating costs and expenses:
Cost of sales (16)	217,580	208,849	407,269	400,167
Selling, general and administrative expenses	25,393	26,755	51,345	52,752
Depreciation and amortization	2,983	2,554	5,697	4,822
Total operating costs and expenses	245,956	238,158	464,311	457,741
Gain on disposition of assets	123	1,089	163	1,107
Operating income	$6,826	$7,764	$9,759	$12,304
KEY OPERATING STATISTICS:
Number of stores (end of period) (20)	296	298	296	298
Retail fuel sales (thousands of gallons)	48,767	47,490	94,283	91,896
Retail fuel sales (thousands of gallons per site per month) (20)	57	55	55	54
Retail fuel margin (cents per gallon) (21)	19.4	20.2	18.9	20.2
Retail fuel sales price (dollars per gallon) (22)	$3.47	$3.40	$3.36	$3.40
Merchandise sales	$83,182	$83,243	$156,517	$156,576
Merchandise sales (per site per month) (20)	$94	$93	$88	$88
Merchandise margin (23)	30.7%	31.6%	31.1%	31.9%
Capital expenditures	$2,841	$6,537	$6,222	$7,177

(1)
Includes excise taxes on sales by the retail segment of $19,101 and $18,531 for the three months ended June 30, 2014 and 2013, respectively, and $36,911 and $35,836 for the six months ended June 30, 2014 and 2013, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $175 and $193 for the three months ended June 30, 2014 and 2013, respectively, and $350 and $368 for the six months ended June 30, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(3)
Includes corporate depreciation and amortization of $595 and $574 for the three months ended June 30, 2014 and 2013, respectively, and $1,191 and $1,415 for the six months ended June 30, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(4)
The following table provides a reconciliation of net income (loss) available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income (loss) available to stockholders utilized in determining adjusted earnings (loss) per share, excluding after-tax write-off of original issuance discount, after-tax write-off of debt issuance costs, after-tax unrealized losses on commodity swaps, after-tax costs associated with the unplanned reformer shutdown and repair and after-tax gain (loss) on disposition of assets. Adjusted net income (loss) available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income (loss) available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income (loss) available to stockholders and adjusted earnings (loss) per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss) available to stockholders	$(7,517)	$11,496	$(6,732)	$65,680
Plus: Write-off of original issuance discount, net of tax	232	—	232	—
Plus: Write-off of debt issuance costs, net of tax	231	—	231	—
Plus: Unrealized losses on commodity swaps, net of tax	3,568	—	8,687	—
Plus: Costs associated with the unplanned reformer shutdown and repair, net of tax	—	11,643	—	11,643
Less: (Gain) loss on disposition of assets, net of tax	66	(5,939)	(1,934)	(5,951)
Adjusted net income (loss) available to stockholders	$(3,420)	$17,200	$484	$71,372
Adjusted earnings (loss) per share *	$(0.05)	$0.27	$0.01	$1.12

*	Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income (loss) available to stockholders necessary to calculate earnings per share.

(5)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense (benefit), interest expense, depreciation and amortization, gain (loss) on disposition of assets and unrealized losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense (benefit), interest expense, gain (loss) on disposition of assets, unrealized losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income (loss) available to stockholders to Adjusted EBITDA for the three and six months ended June 30, 2014 and 2013:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands)
Net income (loss) available to stockholders	$(7,517)	$11,496	$(6,732)	$65,680
Net income attributable to non-controlling interest	1,080	8,446	8,670	27,913
Income tax expense (benefit)	(1,971)	3,985	123	34,575
Interest expense	29,256	20,261	57,271	41,553
Depreciation and amortization	29,453	30,798	59,331	61,961
(Gain) loss on disposition of assets	88	(8,494)	(2,117)	(8,512)
Unrealized losses on commodity swaps	2,904	—	9,510	—
Adjusted EBITDA	$53,293	$66,492	$126,056	$223,170

(6)
Includes corporate capital expenditures of $494 and $426 for the three months ended June 30, 2014 and 2013, respectively, and $1,359 and $439 for the six months ended June 30, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(7)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(8)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three and six months ended June 30, 2014 excludes losses on commodity swaps of $2,389 and $8,627, respectively, as well as negative inventory effects of $907 and $8,041, respectively.
The refinery operating margin for the three and six months ended June 30, 2013 excludes gains on commodity swaps of $10,018 and $9,994, respectively, as well as positive inventory effects of $3,830 and $6,794, respectively.

(9)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(10)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(11)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(12)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(13)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(14)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(15)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of approximately $36,000 and $32,000 for the three months and approximately $78,000 and $108,000 for the six months ended June 30, 2014 and 2013, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(16)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(17)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(18)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(19)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(20)	At June 30, 2014 we had 296 retail convenience stores of which 285 sold fuel. At June 30, 2013 we had 298 retail convenience stores of which 286 sold fuel.

(21)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(22)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(23)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.